Exhibit 10.9

Tim Kieffer

Delivered by email

September 12, 2023

Dear Tim:

On behalf of Fractyl Health, Inc. (the “Company”), I am pleased to offer you the position of Chief Scientific Officer, contingent upon the successful completion of reference and background checks as applicable. Your anticipated start date is on or about September 12, 2023 (“Start Date”). In this position, you will report to Harith Rajagopalan, Chief Executive Officer (“Manager”) and will have such duties as Manager shall determine from time to time, including, but not limited to, those listed on the job description attached as Exhibit A.

You will be employed on a part-time basis, which is estimated to be 20 hours per week. Your base rate of pay will initially be $7,692.31 per bi-weekly pay period (representing an annualized rate of $200,000) (“Base Salary”), less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices.

At the commencement of your employment, you will work out of the Company’s headquarters approximately one week per month and be permitted to work remotely for the balance of the month. However, it is expected that you will transition to full-time employment and be relocated to Lexington or Burlington, Massachusetts within approximately twelve (12) months following the Start Date. In connection with this transition, you will be required to execute a new or amended employment agreement with the Company. Your Base Salary will also be increased to $15,384.62 (representing an annualized rate of $400,000), prorated to reflect any portion of the pay period in which you were working part-time. Such Base Salary may be further adjusted from time to time in accordance with business practices and in the sole discretion of the Company.

You will have the opportunity to earn a one-time bonus of $25,000 (“Signing Bonus”), subject to taxes and other withholdings as required by law. The Signing Bonus will be advanced to you within thirty (30) days of the Start Date. You will earn, and be permitted to retain, the full amount of the Signing Bonus if you remain actively employed with the Company for twelve (12) months following your Start Date. Should your employment with the Company end within twelve (12) months from Start Date due to voluntary resignation or termination for Cause (as defined herein), you agree to repay to the Company the gross amount of the Signing Bonus.

In this position, you will be eligible for an annual target performance bonus of up to 40% of your Base Salary for the applicable calendar year, adjusted to reflect any portion of the year in which you were working part-time, based upon the achievement of individual goals as defined by Manager and Company milestones established by the Company’s Board of Directors (“Bonus”). The Bonus, if any, will be determined at the sole discretion of the Company, and will be prorated for each fiscal year based on employment start date or other

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

dates as determined by the Company. Should your Start Date fall on or between October 1 and December 31 of the calendar year, you will be eligible for a Bonus consideration with the calendar year following your start date. Bonus payments, if any, will be subject to all applicable federal, state and local taxes and withholdings, and will be paid in accordance with the Company’s standard payment practices.

The Company will reimburse expenses incurred by you related to reasonable travel to and lodging incurred by you in connection with your commute to the Company’s headquarters (“Commute Reimbursement”). We ask that you provide the Company with supporting documentation outlining details associated with any reasonable expenses. The Company does not make any representations regarding the tax consequences associated with the Commute Reimbursement. As such, please note that you remain responsible for the filing and payment of taxes associated with these sums. We suggest that you obtain your own tax counsel to assist you with your tax obligations arising from working in the United States.

You will be eligible to participate in benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include: participation in group medical and dental insurance programs, group life insurance, disability insurance, participation in the Company’s 401(k) plan. The benefits made available by the Company, and the terms, and conditions for participation in such benefit plans, may change by the Company at any time.

Subject to approval by the Company’s Board of Directors, it is expected that you will be awarded an incentive stock option to purchase 1,068,721 shares of the Company’s common stock, subject to adjustment for any stock splits, recapitalizations or similar events (the “Option”). The Option would be subject to the terms and conditions of the Company’s 2011 Stock Incentive Plan or any successor plan adopted by the Company and the Company’s standard form of incentive stock option agreement that you will sign in connection with receiving the option, providing for the vesting of the Option over four years, with 25% of the shares vesting on the first anniversary of the date of grant of the Option and the remaining 75% of the shares vesting on a monthly basis thereafter. The Option exercise price per share will be equal to the fair market value of a share of common stock on the date of grant as determined by the Board of Directors. In the event you do not convert to full time status (40 hours per week) within twelve months of your Start Date, then, immediately prior to the first anniversary of the date of grant of the Option (such date, the “Option Determination Date”), the total number of shares initially subject to the Option shall be adjusted downward to equal the product of (1) such total number of shares and (2) a fraction, (a) the numerator of which is the lesser of 40 and the number of hours you are providing services to the Company on a weekly basis as of the Option Determination Date, determined in the Company’s sole discretion, and (b) the denominator of which is 40 (and, for the avoidance of doubt, the remaining shares initially subject to the Option will be immediately forfeited as of the Option Determination Date without consideration).

As a condition of your employment with the Company, you will be required to sign the Company’s Non- Disclosure, Non-Solicitation and Invention Agreement, a copy of which is enclosed. The Company is aware that you are and intend to remain employed as a Professor by the University of British Columbia (University) during your employment with the Company, and that you are obligated to abide by the University’s Inventions Policy (Policy No.: LR11). This offer is conditioned upon your representation that you are not subject to any other confidentiality, noncompetition or other agreement that restricts your post-employment activities or that may affect your ability to devote time and attention to your work at the Company on a part-time basis. If you have entered into any agreement with a party other than the University that may restrict your activities on behalf of the Company, please provide me with a copy of the related documentation as soon as possible.

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

You may resign from your employment with the Company at any time by providing 30 days of advance notice to the Company. However, following receipt of your notice, the Company may, in its sole discretion, excuse you from further performance of any duties or responsibilities and may restrict you from attending its premises and / or accessing its systems. In such event, you will receive only your minimum entitlements pursuant to applicable employment standards legislation for the resignation notice period.

The enclosed Severance Agreement and Change in Control Agreement contains terms and conditions respecting the involuntary termination of your employment. The Company may terminate your employment at its sole discretion at any time and for any reason without Cause as defined in the Severance Agreement and Change in Control Agreement by providing you with: (i) accrued and unpaid wages and vacation pay, if any, earned by you up to and including the date of termination; (ii) the minimum amount of notice, pay in lieu of notice, or a combination thereof, required by applicable employment standards legislation, and (iii) a payment equal one month of your then current Base Salary, subject to applicable deductions and withholdings (the “Additional Entitlement”). The Additional Entitlement is conditional upon you executing a full and final release in favor of the Company, in a form acceptable to the Company.

We understand that you are a dual Canadian and US citizen. Please provide evidence confirming your lawful right to work in Canada and the United States. Such documentation must be provided to the Company within three business days of your start date. If you require work-authorization sponsorship, your employment with the Company will be conditioned upon the approval of such application and as determined by the Company.

By signing and returning a copy of this letter, you agree to devote your professional time, on a part-time basis, to the Company and to focus your efforts, skills, knowledge, attention and energies to the advancement of the Company’s business and interests. Your engagement in any other business activities requires the Company’s advance written approval.

We look forward to having you join our team. To accept our offer of employment, please sign and return one original copy of this letter to Jeremy Trelstad, Executive Director, Human Resources, by Tuesday, September 12, 2023.

Sincerely yours,

FRACTYL HEALTH, INC.

Signature:	/s/ Harith Rajagopalan
Name:	Harith Rajagopalan
Title:	CEO & Co-Founder

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

ACKNOWLEDGED AND AGREED:

Signature:	/s/ Timothy Kieffer

Name:	Timothy Kieffer

Date:	2023-Sep-12 I 13:52:07 PDT

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

EXHIBIT A

JOB DESCRIPTION

Primary Responsibilities

•	Help oversee scientific projects on MOA via Erase Task Force projects for Revita and Rejuva; help define and execute publication and dissemination strategy for these academic collaborations

•	Inform metabolic peptide selection (individually/combinatorially) and mechanistic explication of Rejuva candidates in R&D

•	Strategically guide and participate in engagement with external audiences on Fractyl science - including publications, scientific exchanges with external audiences/KOLs, investor meetings, etc.

•	Oversee the scientific vision for the development of the Revita and Rejuva candidates and additional downstream pipeline opportunities

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

NON-DISCLOSURE, NON-SOLICITATION AND INVENTION AGREEMENT

This Non-Disclosure, Non-Solicitation and Invention Agreement (the “Agreement”) is made by and between Fractyl Health, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Timothy Kieffer (the “Employee”).

In consideration of the part-time employment of the Employee by the Company, the compensation Employee shall receive from the Company, and other good and valuable consideration, the Company and the Employee agree as follows:

1. Condition of Employment.

Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information, trade secrets and customer goodwill is critical to the business’ survival and success.

2. Proprietary and Confidential Information.

(a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes, without limitation, discoveries, inventions, trade secrets, designs, apparatuses, products, product improvements, product enhancements, processes, methods, techniques, formulas, structures, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Proprietary Information also includes information received in confidence from third parties.

(b) Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

3. Documents; Company Property.

(a) Employee agrees to maintain adequate and current records of Proprietary Information and all documentation regarding Employee’s job duties. These records will be available to and remain the Company’s sole property.

(b) Employee agrees that the Company exclusively owns: all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material (whether or not it contains Proprietary Information), whether created by Employee or others, which come into Employee’s custody or possession, as well as all computers, storage media, keys, passwords, email accounts, and any other electronic media provided for Employee’s use (including cell phones, information on such phones, and records related to such phones) (“Property”). Employee agrees that only Employee may use such Property in performing his or her duties for the Company.

(c) All Property on the Company’s premises, owned or purchased by the Company, disseminated by the Company, and/or used or created by Employee for business purposes during his or her employment with the Company, including without limitation, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. All such Property, including, without limitation, all Proprietary Information (including all client information) of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such Property or Proprietary Information or copies thereof (electronic or hard-copy).

(d) Employee agrees that his/her obligation not to disclose or to use Proprietary Information or Property as set forth in paragraphs 2(a), 2(b) and 3(b) above, and Employee’s obligation to return Proprietary Information and Property, set forth in paragraph 3(c) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

4. Developments.

(a) Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, trade secrets, computer programs, software, and other works of authorship, whether or not patentable or copyrightable, (i) which have been created, made, conceived or reduced to practice by the Employee or under his/her direction or jointly with others prior to the date hereof and which relate directly or indirectly to the business of the Company, except those “Prior Developments” listed and described on Schedule I attached hereto, or (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). For clarity, Developments are not University Research Products (see Paragraph 7).

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

Notice: Employee represents that the Prior Developments identified in Schedule I attached hereto, if any, comprise all the Prior Developments that Employee has made or conceived prior to his/her employment by the Company. IF THERE IS ANY SUCH PRIOR DEVELOPMENTS TO BE EXCLUDED, EMPLOYEE SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

(b) Employee agrees that all work performed by Employee is on a “work for hire” basis, and Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications arising from the performance of his/her duties as an employee of the Company (“Intellectual Property Rights”). However, this paragraph 4(b) shall not apply to Developments or Intellectual Property Rights described in clause 4(a)(ii) above which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 4(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other Intellectual Property Rights (in the United States, foreign countries, and under the Patent Cooperation Treaty) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its Intellectual Property Rights in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its Intellectual Property Rights in any Development, under the conditions described in this sentence.

5. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit him/her from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”), (ii) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. Employee understands that in connection with such Protected Activity, s/he is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Further, Employee shall not be held criminally or civilly liable under any federal or state trade secret law if s/he discloses a Company trade secret in confidence to a

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

Government Agency, either directly or indirectly, or to an attorney, solely for the purposes of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. To be clear, nothing in this Agreement is intended to conflict with the Defense of Trade Secrets Act, specifically 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6. Non-Solicitation. Employee acknowledges and recognizes the highly competitive nature of the industry in which the Company is involved and agrees that he/she shall (i) have access to the Company’s Proprietary Information (as defined in Section 2), (ii) benefit from the Company’s goodwill, and (iii) obtain a competitive advantage as to the Company, its customers and prospective customers. Accordingly, Employee agrees that during the “Restricted Period” (defined as the period of Employee’s employment and one year after Employee’s employment ends, regardless of the reason for it ending), Employee will not directly or indirectly, on Employee’s own behalf or on behalf of another:

(a) solicit any customers or prospective customers of the Company, including those with whom Employee had professional “Contact” during his/her engagement with the Company, for the purpose of providing or seeking to provide any products or services that relate, directly or indirectly, to the Company’s business (the “Competitive Services”). “Contact” means any interaction, whether direct or indirect, between Employee and a Company customer or prospective customer that takes place in an effort to establish, maintain, service, provide services and/or further a business relationship on behalf of the Company;

(b) solicit any customer or prospective customer of the Company — about whom Employee obtained information, or became familiar with through Proprietary Information, during his/her employment with the Company — for the purpose of providing or seeking to provide Competitive Services;

(c) interfere in any way with the Company’s relationship with any customer, business partner, supplier or vendor; or

(d) either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(e) Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 6, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

7. Other Agreements.

The Employee represents that he is employed as a Professor with the University and intends to remain as such during his employment with the Company. The Employee also represents that he (i) is obligated to abide by the University’s Inventions Policy (Policy No.: LR11) and (ii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with the University , any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. All inventions arising solely from the Employee’s work with the University (i.e., any Invention that is created, developed, discovered, conceived or invented solely by Employee or jointly with other University employees (i) involving or utilizing the facilities, equipment or financial aid (including any grant funding) provided or administered by the University; or (ii) while acting within the scope of the Employee’s duties or employment by the University, collectively referred to as “University Research Products”) will be assigned to the University. All inventions arising solely from the Employee’s work with the Company that is not a University Research Product will be assigned to the Company. The Employee further represents that he will not involve or utilize the facilities, equipment or financial aid provided or administered by the University for the Employee’s work with the Company unless and until the University and the Company have entered into an appropriate agreement.

8. U.S. Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

9. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. If Employee breaches or threaten to breach this Agreement, Employee agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing its rights. This remedy shall be in addition to, and not as an alternative to, any other remedies.

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

(b) Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e) Survival; Successors and Assigns. Employee’s obligations under this Agreement will continue regardless of any changes to Employee’s role and/or terms and conditions of employment. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. THE COMPANY AND THE EMPLOYEE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

(i) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:	Fractyl Health, Inc.

Date: 2023-Sep-12 I 13:19:11 PDT	By:	/s/ Harith Rajagopalan
	Name:	Harith Rajagopalan
	Title:	President & Co-Founder

Date: 2023-Sep-12 I 13:52:07 PDT	/s/ Timothy Kieffer
	Name:	Timothy Kieffer

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421

SCHEDULE I

As used in this Agreement, the term “Prior Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) created, made or conceived by Employee prior to Employee’s employment with the Company. Employee understands that it is only necessary to list the title of such Prior Developments and the purpose thereof, but not the details of the Prior Developments.

The following is a complete list of all Prior Developments and the purpose of the Prior Developments (please list any patents by patent number and any patents pending):

•	Riedel MJ et al. DsAAV8-mediated expression of glucagon-like peptide-1 in pancreatic beta-cells ameliorates streptozotocin-induced diabetes. Gene Ther. 2010 Feb;17(2):171-80 (PMID 19865180)

•	Provisional patent filing “Pancreatic islet cells that express therapeutic Proteins and methods of making the same”

•

Zhao J et al. Differentiation of Human Pluripotent Stem Cells into Insulin-Producing Islet Clusters. Differentiation of Human Pluripotent Stem Cells into Insulin-Producing Islet Clusters. J Vis Exp. 2023 Jun 23;(196) (PMID: 37427943)

/s/ Timothy Kieffer
Employee Signature
Date: 2023-Sep-12 I 13:52:07 PDT

Fractyl Health, Inc. | 17 Hartwell Avenue | Lexington, MA 02421